Exhibit 10.17

September 30, 2016

Genco Shipping & Trading Limited. (“Genco”)

299 Park Avenue

New York, New York 10171

Attn:  John Wobensmith

Re:       Facility Agreement dated 4 November 2015  (as amended, supplemented or modified, the "Facility Agreement") to be made between each of the entities party thereto as Borrowers (each, a “Borrower” and collectively, the “Borrowers”), Genco Holding Limited, as Guarantor, the financial institutions party thereto as lenders (together, the "Lenders"), Hayfin Services LLP as agent of the Finance Parties (the “Agent”) and Hayfin Services LLP as security agent.

Dear Mr Wobensmith,

We refer to our commitment letter dated June 29, 2016 (the “Commitment Letter”) pursuant to which we submitted a term sheet in respect of a supplemental agreement (the “Supplemental Agreement”) to be arranged by the Agent subject to documentation acceptable to the Lenders, a closing on or before September 30, 2016 and each of the other conditions set out herein.

All words and expressions defined in the Commitment Letter and the Facility Agreement shall have the same meaning when used in this letter unless otherwise defined herein or the context otherwise requires.

Pursuant to your memorandum to us dated September 29, 2016, you have requested that the Lenders extend the date in the Commitment Letter by which the conditions to their willingness to enter into the Supplemental Agreement must be completed (the “Supplemental Agreement Conditions”).

Subject to the terms of this letter, we hereby confirm that in our capacity as Agent and Security Agent for and on behalf of the Lenders, the Lenders consent to extending the date in the Commitment Letter by which Supplemental Agreement Conditions must be satisfied from September 29, 2016 to the earlier of:

(a)	November 15, 2016; and
(b)

such other date agreed from time to time between you and  the prospective providers of the proposed new $400 million senior secured credit facility to the Group (the “$400m Facility Lenders”) as the date by which all conditions to their commitment to participate in such facility must be satisfied.

The Lenders' extension of the date by which the Supplemental Agreement Conditions must be satisfied shall not be effective unless and until:

(i)	you have signed and returned a copy of this letter to us on or before the close of business on October 3, 2016;
(ii)

the $400m Facility Lenders agree with you by the close of business on October 7, 2016 to extend the date by which the conditions to their commitment to participate in the $400m senior secured facility must be satisfied to November 15, 2016; and

(iii)	you have provided written evidence in form and substance satisfactory to us of the extension referred to in paragraph (ii) above on or before the close of business on October 10, 2016.

Other than as expressly set out above, the terms and conditions of the Commitment Letter and the Finance Documents shall not be deemed to be amended, waived or otherwise varied by this letter.

This letter and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

Yours sincerely,

For and on behalf of HayFin Services LLP	For and on behalf of HayFin Services LLP
in its capacity as Agent	in its capacity as Security Agent

/s/ Stephen Bourne	s/ Stephen Bourne

Accepted and agreed to as of the date first above written:

For and on behalf of Genco Shipping & Trading Limited.

/s/ Apostolos Zafolias